SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Brown-Forman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LETTER DATE]

     Dear Stockholder:

     I am pleased to announce that on November 20, 2003, your Board of Directors authorized a 2-for-1 stock split for all shares of Class A and Class B Common Stock. The stock split will be paid out as a stock dividend and will result in the Company issuing one additional share of stock for each share of stock outstanding.

     In order to accomplish this stock split, it is necessary for the stockholders to approve an amendment of the Company’s Restated Certificate of Incorporation to permit the issuance of additional shares. We must receive the approval of more than 50% of the outstanding shares of each class of stock to do this.

     The Board of Directors recommends that you consent to the proposed amendment. You can do this by checking the “for” box on the enclosed consent form, signing your name as it appears on the address to you, dating it, and returning it to us in the enclosed envelope.

     The stock split will not alter your proportional ownership interest in Brown-Forman. Rather, your ownership interest will be represented by twice the number of shares you now hold. Where an amount of stock issuable as a result of the stock split is less than one share, fractional shares will be issued.

     The Board of Directors believes that increasing the number of outstanding common shares will reduce the per share price to levels more convenient and attractive to more investors, thereby potentially facilitating a wider dissemination and improved marketability of the Common Stock.

     The proposed amendment is being submitted to stockholders of record as of the close of business on November 28, 2003, and if approved, is expected to be effective on or about January 8, 2004. Please review the enclosed Proxy Statement and vote by completing the enclosed consent card and returning it to the Company in the enclosed postage prepaid envelope at your earliest convenience.

     Questions regarding the proposed amendment or your completion of the consent card may be directed to the Company’s Stockholder Relations Department at (502) 774-7690.

Sincerely,

PROXY STATEMENT
SHAREHOLDER CONSENT REQUESTED
TAX AND OTHER CONSEQUENCES
IMPLEMENTATION OF THE STOCK SPLIT
STOCK OWNERSHIP
OPINION OF THE BOARD OF DIRECTORS
STOCKHOLDER PROPOSALS
APPENDIX A
CONSENT

PROXY STATEMENT

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

[PROXY STATEMENT DATE]

To the Holders of Common Stock of Brown-Forman Corporation (the “Company”):

     On November 20, 2003, the Company’s Board of Directors (“we”) authorized a 2-for-1 stock split (the “Stock Split”) for all shares of Class A and Class B Common Stock. The Stock Split will be paid out as a stock dividend and will result in the Company’s issuing one additional share of stock for each share of stock already outstanding. Currently, the Company does not have enough authorized shares of either class of stock to effect the Stock Split and approval of the stockholders (“you”) is necessary for any increase in the number of authorized shares. The Stock Split will not take place without an increase in the number of authorized shares.

     Therefore, the Company’s Board of Directors is soliciting your written consent to amend the Company’s Restated Certificate of Incorporation (the “proposed action” or “Amendment”). The Amendment, if approved, will:

•	increase the number of authorized shares of $.15 par value Class A Common Stock to 57,000,000 from 30,000,000; and

•	increase the number of authorized shares of $.15 par value Class B Common Stock to 100,000,000 from 60,000,000.

If approved, the proposed action will amend the first paragraph of Article Fourth of the Company’s Restated Certificate of Incorporation to read as set forth in the attached Appendix A.

SHAREHOLDER CONSENT REQUESTED

     We seek your consent to the creation of more of the Company’s Class A and Class B Common Stock in order to have sufficient authorized shares to carry out the Stock Split. A majority of the Company’s outstanding Class A and a majority of the Company’s outstanding Class B shares must be voted in favor of the proposed action in order to effect the Stock Split.

     The Company’s outstanding Common Stock on November 28, 2003 consisted of [28,420,496] shares of Class A Common Stock and [32,257,024] shares of Class B Common Stock. If you were a Class A or Class B stockholder of record as of November 28, 2003, you are entitled to vote on the proposed action. If you consent to the proposed action, and later change your mind, you may revoke your consent at any time before the Company announces it has received sufficient votes to adopt the amendment.

     Unless marked to the contrary, the consents received will be deemed to be IN FAVOR of the Amendment. If you mark “abstain,” or do not return your consent, it will have the same effect as voting against the proposed action.

     The Company will bear the cost of soliciting consents. Solicitations other than by mail may be made by telephone or in person by Company employees, for which the expense will be nominal.

     Upon receiving stockholder approval, the Amendment will become effective upon filing of a Certificate of Amendment of the Restated Certificate of Incorporation with the Delaware Secretary of State. Assuming such approval, the Stock Split also becomes effective as of the close of business on the date the Certificate of Amendment is filed (the “Effective Date”). We currently expect this to be on or about January 8, 2004. Upon the filing of the Certificate of Amendment, all stockholders of the Company will be bound by the Amendment, whether or not they have consented to it.

TAX AND OTHER CONSEQUENCES

     In the opinion of the Company’s counsel, Ogden Newell & Welch PLLC, neither the Amendment nor the Stock Split will result in any gain or loss to the stockholders or the Company for federal income tax purposes. The tax basis of each share held before the Stock Split will be allocated pro-rata among the two shares held as a result of the split, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued.

     It should be noted that on sales and purchases of the new Common Stock that would result from the Stock Split, assuming a transaction involving equivalent market value, the increased number of shares may result in brokerage charges and any stock transfer taxes being somewhat higher than on sales and purchases of the present Common Stock.

IMPLEMENTATION OF THE STOCK SPLIT

     The Stock Split will be in the form of a stock dividend, meaning that the shares distributed to give effect to the split will be paid from the Company’s authorized but unissued shares, including the newly authorized shares created as a result of the Amendment. Upon issuance of the new shares, the Company will transfer approximately $9.4 million from its retained earnings account to its stated capital account. This transfer represents the $.15 par value per share of the additional shares issued in the Stock Split.

     Following the Amendment and Stock Split, there would remain available as authorized but unissued stock approximately 159,000 shares of Class A Common Stock and 30.9 million shares of Class B Common Stock. The increase in the number of authorized shares not required to give effect to the Stock Split is proposed by the Board so that additional shares will be available for issuance for various corporate purposes. Except for the Stock Split, the Board of Directors does not have any plans for issuing the additional authorized Common Stock. The additional authorized Common Stock, however, would provide flexibility for future potential financings, acquisitions and other appropriate corporate transactions. The Board can issue shares of authorized Common Stock without further stockholder approval unless such approval is required by applicable law or stock exchange requirements. The subsequent issuance of additional Common Stock, if it occurred, could result in dilution of the net income per share and net book value per share of the Common Stock and the dilution of the voting rights of the Common Stock.

     The Company does not believe that an increase in the number of authorized shares of Common Stock will have any anti-takeover effect because the number of authorized but unissued Class A shares remaining after the Stock Split is not material.

     Upon the effectiveness of the Stock Split, you will receive one additional share of Common Stock for each share you own. Where an amount of stock issuable as a result of the Stock Split is less than one share, fractional shares will be issued. Certificates representing your additional shares (or confirmation statements in the case of uncertificated shares) will be mailed as soon as practicable following the Effective Date. The split shares would have the same rights as the issued shares now have. The Amendment and Stock Split would not alter any stockholder’s proportionate ownership interest in the Company. Rather, each stockholder’s investment in the Company will be represented by a proportionally greater number of shares than at present.

STOCK OWNERSHIP

     Voting Stock Owned by “Beneficial Owners.” This table shows each “beneficial owner” of more than 5% of our Class A Common Stock, our only class of voting stock, as of      , 2003. [Table to be updated.] The Securities and Exchange Commission defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options that are exercisable within sixty days. Under this definition, “beneficial owners” may or may not receive any economic benefit (such as receiving either dividends or sale proceeds) from the shares attributed to them. Using this definition, some shares shown below are owned by more than one person. Some “beneficial owners” share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries are the trustees. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 20,927,987 shares, or 73.6% of the outstanding shares of that class.

	Amount and Nature of Beneficial Ownership

			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class

W.L. Lyons Brown, Jr. 501 So. Fourth Avenue Louisville, Kentucky	731,782	13,194,649	13,926,431	49.0%
Owsley Brown Frazier 4938 Brownsboro Road, Suite 200 Louisville, Kentucky	580,225	11,720,978	12,301,203	43.3%
Dace Brown Stubbs 135 Sago Palm Road Vero Beach, Florida	1,000	9,604,864	9,605,864	33.8%
Owsley Brown II 850 Dixie Highway Louisville, Kentucky	350,277	5,437,385	5,787,662	20.4%
Ina Brown Bond 8215 West U.S. Highway 42 Skylight, Kentucky	979,149	3,337,283	4,316,432	15.2%
Robinson S. Brown, Jr. 5208 Avish Lane Harrods Creek, Kentucky	252,963	2,792,568	3,045,531	10.7%
Sandra A. Frazier 149 Beacon Street, Apt. 5 Boston, Massachusetts	6,728	2,116,314	2,123,042	7.5%

     Stock Owned by Directors and Executive Officers. The following table shows the “beneficial ownership” as of      , 2003, by each director, by each Named Executive Officer (defined as those Executive Officers shown on the Summary Compensation Table included in the Company’s Proxy Statement dated June 30, 2003), and by all directors and executive officers as a group, of our Class A and Class B Common Stock. [Table to be updated.]

	Class A Common Stock

	Voting & Investment		Sole & Shared Voting
	Power		& Investment Power

Name	Sole	Shared	Total	% of Class

Ina Brown Bond	979,149	3,337,283	4,316,432	15.2%
Barry D. Bramley	100	0	100	*
Geo. Garvin Brown III	62,309	1,310,594	1,372,903	4.8%
Owsley Brown II	350,277	5,437,385	5,787,662	20.4%
Donald G. Calder	6,000	0	6,000	*
Michael B. Crutcher	7,663	0	7,663	*
Owsley Brown Frazier	580,225	11,720,978	12,301,203	43.3%
Stanley E. Krangel	0	0	0	*
Richard P. Mayer	3,000	0	3,000	*
Stephen E. O’Neil	0	0	0	*
Matthew R. Simmons	3,700	0	3,700	*
William M. Street	560,549	0	560,549	2.0%
Dace Brown Stubbs	1,000	9,604,864	9,605,864	33.8%
Paul C. Varga	74	0	74	*
Phoebe A. Wood	0	0	0	*
All Directors and Executive Officers as a Group2	2,553,972	17,184,361	19,738,333	69.5%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class B Common Stock

				Sole & Shared
	Investment Power			Investment Power

Name	Sole	Shared		Total	% of Class

Ina Brown Bond	17,954	4,596,137		4,614,091	14.4%
Barry D. Bramley	15,410	0		15,410	*
Geo. Garvin Brown III	13,202	43,973		57,175	0.2%
Owsley Brown II	150,839	4,671,622		4,822,461	15.0%
Donald G. Calder	7,019	0		7,019	*
Michael B. Crutcher	19,577	0		19,577	*
Owsley Brown Frazier	68,905	7,680,994		7,749,899	24.1%
Stanley E. Krangel	9,722	0		9,722	*
Richard P. Mayer	10,019	0		10,019	*
Stephen E. O’Neil	8,589	500	[1]	9,089	*
Matthew R. Simmons	999	0		999	*
William M. Street	69,636	0		69,636	0.2%
Dace Brown Stubbs	11,154	7,680,994		7,692,148	23.9%
Paul C. Varga	8,893	0		8,893	*
Phoebe A. Wood	0	0		0	*
All Directors and Executive Officers as a Group[2]	408,475	12,403,305		12,811,780	39.9%

*	Less than 1%.

1 Owned by The O’Neil Foundation, of which Mr. O’Neil is President. Mr. O’Neil disclaims beneficial ownership of these shares.

2 In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, we counted each share only once.

OPINION OF THE BOARD OF DIRECTORS

     The Company’s Board of Directors believes that the Stock Split would be advantageous to the Company and its stockholders because the increased number of shares of Common Stock outstanding would reduce the per share price to levels more convenient and attractive to more investors, thereby potentially facilitating a wider distribution and improved marketability of the Common Stock. We therefore recommend that you approve the proposed action.

Financial statements are not deemed material for the exercise of prudent judgment in regard to the proposed action and therefore are not included in this Proxy Statement.

STOCKHOLDER PROPOSALS

     The Company must receive proposals from stockholders by March 2, 2004 for inclusion in the proxy materials relating to the 2004 Annual Meeting of Stockholders.

By Order of the Board of Directors

MICHAEL B. CRUTCHER Secretary

Louisville, Kentucky [PROXY STATEMENT DATE]

APPENDIX A

     The Amendment would be as follows:

     The first paragraph of Article Fourth of the Corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifty-Seven Million (157,000,000) shares, divided into (a) Fifty-Seven Million (57,000,000) shares of Class A Common Stock of the par value of Fifteen Cents (15¢) each; and (b) One Hundred Million (100,000,000) shares of Class B Common Stock of the par value of Fifteen Cents (15¢) each.

BROWN-FORMAN CORPORATION

CONSENT

     This consent is solicited on behalf of the Board of Directors of Brown-Forman Corporation. The Board of Directors recommends consenting to the proposal. The undersigned, a holder of Class A Common Stock of Brown-Forman Corporation, does hereby consent by checking the square after the word “FOR,” or does not consent by checking the square after the word “AGAINST,” or abstains from consenting by checking the square after the word “ABSTAIN,” to the proposed action, which would amend the Restated Certificate of Incorporation.

     This consent will be deemed FOR the amendment if not otherwise indicated.

FOR ☐	AGAINST ☐	ABSTAIN ☐	PROPOSAL: To amend Article Fourth of the Restated Certificate of Incorporation of Brown-Forman Corporation as set forth in the Proxy Statement dated [PROXY STATEMENT DATE] to increase the authorized number of shares of (a) Class A Common Stock to 57,000,000 and (b) Class B Common Stock to 100,000,000.

Please sign and date on reverse side and return promptly.

(Continued from other side)

Each consent must be signed and dated. Please sign exactly as addressed to you.

SIGNATURE:

DATE: